Exhibit 10.4

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT,
GUARANTY AND REGISTRATION RIGHTS AGREEMENT

           AMENDMENT dated as of October 31, 2000 (this "Amendment") to (a) SECURITIES PURCHASE AGREEMENT, dated as of February 4, 1999, (the "Purchase Agreement") among RECOTON CORPORATION, a New York corporation (the "Company" or "Recoton"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and ING (U.S.) CAPITAL LLC ("ING"; ING together with Prudential, individually referred to as a "Purchaser" and collectively as "Purchasers"); (b) GUARANTY, dated as of November 3, 1999 (the "Guaranty"), by each of the GUARANTORS listed therein in favor of the Purchasers; and (c) REGISTRATION RIGHTS AGREEMENT, dated as of February 4, 1999 (the "Registration Rights Agreement"), among the Company, Prudential and ING (U.S.) INVESTMENT CORPORATION. Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Purchase Agreement.

R E C I T A L S:

           WHEREAS, the Company and the Purchasers are party to the Purchase Agreement;

           WHEREAS, the Company and certain of its Subsidiaries, the Purchasers, certain other Existing Creditors (as defined in the MRA (as defined below)) and The Chase Manhattan Bank, as collateral agent for the Secured Parties (as defined in the MRA), are parties to that certain Master Restructuring Agreement dated as of September 8, 1999 (as amended, supplemented, restated or otherwise modified from time to time, the "MRA");

           WHEREAS, the Company and certain of its Subsidiaries are entering into a Loan Agreement dated as of the Closing Date (as amended, supplemented, restated or otherwise modified from time to time, the "Loan Agreement") with the banks and financial institutions from time to time party thereto, Heller Financial, Inc., as administrative agent and General Electric Capital Corporation, as collateral agent and syndication agent;

           WHEREAS, the Company is entering into a Term Loan Agreement dated as of the Closing Date (as amended, supplemented, restated or otherwise modified from time to time, the "Term Agreement") with the banks and financial institutions from time to time party thereto and The Chase Manhattan Bank, as administrative agent;

           WHEREAS, it is a condition precedent to each of the Loan Agreement and the Term Agreement that the MRA, the 1997 Note Purchase Agreements, the 1998 Note Purchase Agreements, the Chase Term Loans, the Chase Mortgages and the Related Mortgage Documents, the Existing Credit Agreement and the LIFO Credit Agreement (each as defined in the MRA) and all documents related thereto be terminated and that all obligations in connection therewith shall be terminated and all collateral in which the Secured Parties were granted a security interest in connection therewith shall be released; and

           WHEREAS, it is a condition precedent to each of the Loan Agreement and the Term Agreement that the Purchase Agreement be amended, as set forth herein;

           WHEREAS, the Company has requested that the Purchasers agree to amend certain provisions of the Purchase Agreement, the Guaranty and the Registration Rights Agreement; and

           WHEREAS, subject to the terms and provisions of this Amendment, the Required Holders have agreed to amend certain terms and conditions of the Purchase Agreement, the Guaranty and the Registration Rights Agreement as specifically set forth in this Amendment.

           NOW, THEREFORE, it is agreed as follows:

           Section 1.   Effect of the MRA. It is understood and agreed that since the MRA has been terminated, for purposes of the Purchase Agreement and the Guaranty, the terms and provisions of the MRA except as otherwise restated herein shall have no force and effect from the Amendment Effective Date (as defined in Section 12 hereof); provided, however, that nothing herein shall affect the re-pricing of the 1999 Original Warrants pursuant to Section 2.4(b) of the MRA or the issuance of the "1999 Replacement Warrants".

           Section 2.   Amendment of Section 4. As of the Amendment Effective Date, (a) Sections 4A and 4E of the Purchase Agreement and the second paragraph of Section 4G of the Purchase Agreement are hereby deleted in their entirety and (b) the first sentence of Section 4G of the Purchase Agreement is amended to state that the interest rate applicable from the Amendment Effective Date shall be 16.5%.

           Section 3.   Amendment of Section 5. As of the Amendment Effective Date, Section 5 of the Purchase Agreement is hereby amended by deleting it in its entirety and by substituting therefor the covenants set forth in Appendix A hereto. Terms used in Appendix A hereto not otherwise defined therein shall have the meaning assigned to such terms in Appendix D hereto.

           Section 4.   Amendment of Section 6. As of the Amendment Effective Date, Section 6 of the Purchase Agreement is hereby amended by deleting it in its entirety and by substituting therefor the covenants set forth in Appendix B hereto. Terms used in Appendix B hereto not otherwise defined therein shall have the meaning assigned to such terms in Appendix D hereto.

           Section 5.   Amendment of Section 7A. As of the Amendment Effective Date, Section 7A of the Purchase Agreement hereby is amended by:

                (a)  deleting clauses (i) through (xvi), inclusive, in its entirety and by substituting therefor clauses (i) through (xxv), inclusive, the Events of Default set forth in Appendix C hereto. Terms used in Appendix C hereto not otherwise defined therein shall have the meaning assigned to such terms in Appendix D hereto; and

                (b)  deleting the reference to "clause (viii), clause (ix) or clause (x)" in paragraph (a) and substituting therefor "clause (vii) or clause (viii)".

          Section 6.   Amendment of Section 10. As of the Amendment Effective Date, Section 10 of the Purchase Agreement hereby is amended by:

                (a)  deleting the definition of "Bank Credit Agreement" in its entirety and by substituting therefor the following:

           "Bank Credit Agreement" shall mean the Loan Agreement dated the Closing Date among the Company, Interact Accessories, Inc., a Delaware corporation, Recoton Audio Corporation, a Delaware corporation, AAMP of Florida, Inc., a Florida corporation, and Recoton Home Audio, Inc., a California corporation, the banks and financial institutions from time to time party thereto, Heller Financial, Inc., a Delaware corporation, as administrative agent and senior agent and General Electric Capital Corporation, a New York corporation, as collateral agent and as syndication agent, as may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more lenders and whether provided under the original Bank Credit Agreement or one or more other credit or other agreements or indentures but only to the extent that the aggregate principal amount of Debt incurred thereunder and the undrawn face amount of all letters of credit issues thereunder plus commitments to lend under the German Facility (as defined in Annex A hereto) plus the principal amount of loans outstanding under the Bank Financing Agreement do not exceed in the aggregate $275,000,000 at any one time outstanding)."

                (b)  deleting the definition of "Bank Financing Agreements" in its entirety and by substituting therefor the following:

           "Bank Financing Agreement" shall mean the Credit Agreement dated the Closing Date among the Company, the banks and financial institutions from time to time party thereto and The Chase Manhattan Bank, as administrative agent, as may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more lenders and whether provided under the original Bank Financing Agreement or one or more other credit or other agreements or indentures but only to the extent that the aggregate principal amount of Debt incurred thereunder and the undrawn face amount of all letters of credit issues thereunder do not exceed in the aggregate $15,000,000 at any one time outstanding)."

                (c) deleting the definition of "GAAP" in its entirety and by substituting therefor the following:

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination."

                (d)  deleting Section 10B in its entirety and by substituting therefor the following:

           "Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Purchasers hereunder shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Company agrees to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Company shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Company and Purchasers, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Company shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Company and (b) changes in accounting principles recommended by Company' Accountants."

          Section 7.   Amendment of Section 11. As of the Amendment Effective Date, Section 11C of the Purchase Agreement is hereby amended by inserting after the last sentence therein the following:

          "Notwithstanding the foregoing or anything to the contrary contained herein, until the Senior Debt has been indefeasibly paid in full in cash in accordance with the terms of the Bank Credit Agreement and the Bank Financing Agreement and all lending commitments under the Bank Credit Agreement and the Bank Financing Agreement have terminated, Purchasers shall not, without the prior written consent of the Administrative Agent under each of the Bank Credit Agreement and the Bank Financing Agreement Agent, agree to any amendment, waiver, modification or supplement to this Agreement or any Guaranty hereunder the effect of which is to (a) increase the maximum aggregate principal amount of the Notes or the rate of interest on the Notes, (b) change the dates upon which payments of principal or interest on the Notes are due, (c) change or add any event of default or any covenant hereunder, (d) alter the subordination provisions in Section 12 hereof, or (g) change or amend any other term herein if such change or amendment would result in a Default under either the Bank Credit Agreement or the Bank Financing Agreement."

        Section 8.  Amendment of Section 12.  As of the Amendment Effective Date, Section 12 of the Purchase Agreement is hereby amended by:

                (a)  deleting the definition of "Majority Senior Debt Holders" in its entirety and by substituting therefor the following:

          ""Majority Senior Debt Holders" shall mean the (i) Required Lenders (as defined in the Bank Credit Agreement) or (ii) at such time when the Bank Credit Agreement is terminated and all Senior Debt thereunder is indefeasibly paid in full in cash and all commitments to lend thereunder have been terminated, Required Lenders (as defined in the Bank Financing Agreement)."

                (b)  deleting clause (i) of the definition of "Senior Debt" in its entirety; and

                (c) deleting from clause (iii) of the definition of "Senior Debt" the phrase "cash collateralization of letters of credit" and inserting after the phrase "including Post-petition Interest" the phrase "whether or not allowed".

          Section 9.   Certain Waivers and Amendments.  Notwithstanding anything to the contrary set forth herein or in the Purchase Agreement:

                (a)  any amendment, supplement, modification, consent or waiver in respect of the observance or performance of the covenants (or any defined term referred to therein) set forth Sections 5, 6 and 7 of the Senior Loan Agreement (as defined in Appendix D hereto) shall be binding on each of the parties hereto and shall be deemed an amendment, supplement, modification, consent or waiver of the corresponding provision of or to Section 5 or 6, as applicable, of the Purchase Agreement, as amended hereby, if such amendment supplement, modification, consent or waiver is executed and delivered in accordance with the terms of Section 9.4 of the Senior Loan Agreement;

                (b)  any waiver of the occurrence of a Default or Event of Default under the Senior Loan Agreement shall be deemed a waiver of the corresponding Default or Event of Default, as the case may be, as set forth in Section 7A of the Purchase Agreement, as amended hereby, and shall be binding on each of the parties hereto and shall be deemed an amendment, supplement, modification, consent or waiver of or to the Purchase Agreement, as amended hereby, if such amendment, supplement, modification, consent or waiver executed and delivered in accordance with the terms of Section 9.4 of the Senior Loan Agreement, provided that no such waiver shall be effective to waive an Event of Default in pursuant to Section 7A(i) of the Purchase Agreement, as amended hereby, without the written consent of the holders of each of the Notes;

                (c)  the Company agrees to give Purchasers notice of any amendment, supplement, modification, consent, waiver or Event of Default under the Senior Loan Agreement as contemplated by Section 8(a) and (b) above; and

                (d)  upon the occurrence of a Permitted Refinancing (as defined in the Subordination Agreement (as defined in Appendix D hereto)) the covenants and Events of Default set forth in the Purchase Agreement, as amended hereby, shall be modified in a manner consistent with any covenants and events of default contained in any agreement providing for such refinancing.

          Section 10.   Amendment of Guaranty; Release of Guarantors.

                (a)  As of the Amendment Effective Date, Section 3.1 of the Guaranty is hereby amended by:

                     (i)  deleting the proviso to the introductory paragraph in its entirety; and

                     (ii)  deleting the definition of "Bank Credit Agreement" in its entirety.

                (b)  As of the Amendment Effective Date, Section 5.15 of the Guaranty is amended by replacing the references to "paragraph 6G or Paragraph 6H" with "paragraph 6C or paragraph 6F" and by inserting after the last sentence therein the following:

          "Without any action required of any Noteholder, any Guarantor shall be automatically released from its obligations under this Guaranty if such Guarantor is released from its obligations under the Guaranties (as defined in the Bank Credit Agreement)."

                (c)  As of the Amendment Effective Date, Section 5.16 of the Guaranty is hereby amended by deleting Section 5.16 in its entirety and substituting therefor the following:

          "The obligations of any Guarantor under this Guaranty shall be subordinate and junior in right and time of payment to such Guarantor's obligations under the Bank Credit Agreement and the Bank Financing Agreement and any guaranties delivered in connection therewith and the provisions of Section 12 of the Purchase Agreement are incorporated herein by reference as if fully set forth herein, mutatis mutandis, provided that any notice to be provided to any Guarantor in connection with the subordination provided for herein shall be sufficient if such notice is provided to Recoton Corporation in accordance with the terms of the Purchase Agreement, as applicable."

                (d) As of the Amendment Effective Date, guarantees issued in favor of the Purchasers by companies which are not guarantors of the obligations under the Loan Agreement or the Term Agreement are hereby automatically terminated and released.

          Section 11.   Amendment of Registration Rights Agreement. The definition of "Warrants" in the Registration Rights Agreement is amended to read as follows: "the Company's Warrants as defined in and issued under the Purchase Agreement and any Additional Warrants (as defined in the Purchase Agreement, including, without limitation, the 1999 Replacement Warrants and the Amendment Warrants, as referenced in an October 31, 2000 Amendment to the Purchase Agreement) to the extent issued as provided in the Purchase Agreement."

          Section 12.   Representations and Warranties. Company hereby represents and warrants to the Purchasers that after giving effect to this Amendment:

                (a)  no Default or Event of Default has occurred and is continuing on and as of the Closing Date under the Purchase Agreement; and

                (b)  the representations and warranties of the Company contained in the Purchase Agreement are true and correct on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to a different date.

          Section 13.   Effectiveness.  This Amendment shall become effective as of the date hereof (the "Amendment Effective Date") upon satisfaction of each of the following conditions:

                (a)  the Purchasers shall have executed and delivered a counterpart of this Amendment and received a duly executed counterpart of this Amendment as well as a fully executed copy of the Loan Agreement and the Term Agreement from the Company (which aforesaid executions and deliveries may be effected by delivery and receipt by facsimile transmission);

                (b)  the "Closing Date" shall have occurred under each of the Loan Agreement and the Term Agreement;

                (c)  the Company shall have paid (or made other arrangements satisfactory to the Purchasers to pay) all of the Purchasers' out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) in connection with this Amendment;

                (d)  the Company shall have delivered to the Purchasers warrants substantially in the form of Exhibit A (the "Amendment Warrants") of which warrants to purchase 11,429 shares shall have been issued to Prudential and warrants to purchase 8,571 shares shall have been issued to ING, such Amendment Warrants having an exercise price equal to the average Market Price (as defined in the 1999 Replacement Warrants issued to the Purchases pursuant to the MRA) for the ten Business Days immediately preceding the date of the issuance thereof and an expiration date on the fifth anniversary of the date of grant; and

                (e)  the Company shall have paid a non-refundable closing fee to each of Prudential in the amount of $500,000 and ING in the amount of $375,000.

          Section 14.   Status of Purchase Agreement.

                (a)  This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly amended hereby, the terms, provisions and conditions of the Purchase Agreement, the Guaranty and the Registration Rights Agreement shall continue in full force and effect and are hereby ratified and confirmed in all respects; and

                (b)  No amendment of any terms or provisions of the Purchase Agreement, the Guaranty or the Registration Rights Agreement made hereunder shall relieve the Company from complying with any other term or provision of the Purchase Agreement, the Guaranty and the Registration Rights Agreement.

          Section 15. Miscellaneous.

                (a)  No Waiver, Cumulative Remedies.  No failure or delay or course of dealing on the part of the Purchasers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Purchasers would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to any other or further action in any circumstances without notice or demand.

                (b)  Expenses.  Company agrees to pay and reimburse the Purchasers for all of their reasonable costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) in connection with this Amendment.

                (c)  Headings Descriptive.  The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision.

                (d)  Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                (e)  Counterparts.  This Amendment may be executed and delivered in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with each of the Company and the Purchasers.

          Section 16.   Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

COMPANY:	RECOTON CORPORATION By: /s/ Arnold Kezsbom Name: Arnold Kezsbom Title: Senior Vice President - Finance

GUARANTORS:

INTERACT ACCESSORIES, INC.
RECOTON AUDIO CORPORATION
AAMP OF FLORIDA, INC.
RECOTON HOME AUDIO, INC.
CHRISTIE DESIGN CORPORATION
RECOTON INTERNATIONAL HOLDINGS, INC.
RECOTON EUROPEAN HOLDINGS, INC.
RECOTON JAPAN, INC.
RECOTON CANADA LTD
RECONE, INC.

By:        /s/ Arnold Kezsbom
Name:  Arnold Kezsbom
Title:    Vice President

PURCHASERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:  /s/ Gwendolyn S. Foster
Name:  Gwendolyn S. Foster
Title:     Vice President

ING (U.S.) CAPITAL LLC

By:  /s/ William B. Redmond
Name:  William B. Redmond
Title:    Vice President

AGREED (for purposes of Section 10):	ING (U.S.) INVESTMENTS CORPORATION By: /s/ William B. Redmond Name: William B. Redmond Title: Vice President

Appendix A to the Amendment to
the Securities Purchase Agreement

5.  AFFIRMATIVE COVENANTS

          Company covenants and agrees that it shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

          5A.   Financial Statements and Other Reports.  Recoton will deliver to Purchasers the financial statements and other reports contained in the Reporting Rider attached as Schedule 5A hereto (capitalized terms used therein not otherwise defined shall have the meanings ascribed thereto herein). In addition to the foregoing, the Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of the Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

          5B.   Maintenance of Properties.  Each Loan Party will and will cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of each Loan Party and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

          5C.   Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which such Loan Party or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

          5D.   Use of Proceeds and Margin Security.  Company shall use the proceeds of all Senior Loans for ordinary working capital and general corporate purposes (and as described in the recitals to the Senior Loan Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Senior Loan shall be used by the Company or any of its Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

          5E.   Year 2000.  Company and each of its Subsidiaries has assessed the microchip and computer-based systems and the software used in its business and has determined that such systems and software are "Year 2000 Compliant". Company has not experienced any disruption in its business or any material expense as a result of its systems and software, and those of its principal vendors, suppliers, and customers, failing to be Year 2000 Compliant, and the Company is not aware of any circumstances that would be reasonably likely to result in a material adverse change in the business or financial condition of the Company or any of its Subsidiaries as a result of the failure of Company or any of its Subsidiaries to have become Year 2000 Compliant prior to January 1, 2000. For purposes of this paragraph, "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of, the Company and its Subsidiaries are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000.

          5F.   Environmental Matters.  (i) Each Loan Party shall comply with all Environmental Laws and shall promptly take any and all necessary Cleanup action in connection with the Release or threatened Release of any Hazardous Materials on, under or affecting any real estate in order to comply with all applicable Environmental Laws and governmental authorizations, unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect. In the event a Loan Party undertakes any Cleanup action with respect to the Release or threatened Release of any Hazardous Materials on or affecting any real estate, such Loan Party shall conduct and complete such Cleanup action in material compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, such Loan Party’s liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Hazardous Materials is being contested in good faith by such Loan Party.

                (ii)  Each Loan Party shall promptly advise the Purchasers in writing and in reasonable detail of (a) any Release or threatened Release of any Hazardous Materials required to be reported to any federal, state, local or foreign governmental or regulatory agency under any applicable Environmental Laws, (b) any and all material written communications with respect to any pending or threatened Environmental Claims or Releases of Hazardous Materials, in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect; (c) any Cleanup performed by a Loan Party or any other Person in response to (x) any Hazardous Materials on, under or about any Real Estate, the existence of which has a reasonable possibility of resulting in an environmental liability having a Material Adverse Effect, or (y) any environmental liabilities that could have a Material Adverse Effect, and (iv) a Loan Party's discovery of any occurrence or condition on any property that could cause any Real Estate presently owned or operated by the Loan Party or its Subsidiaries or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

                (iii)  Each Loan Party shall promptly notify the Purchasers of (a) any proposed acquisition of stock, assets, or property by such Loan Party that could reasonably be expected to expose such Loan Party and (b) any proposed action to be taken by such Loan Party to commence manufacturing, industrial or other similar operations that could reasonably be expected to subject such Loan Party to additional Environmental Laws or governmental authorizations, that are materially different from the Environmental Laws applicable to the operations of such Loan Party.

                (iv)  Each Loan Party shall, at its own expense, provide copies of such documents or information as the Purchasers may reasonably request in relation to any matters disclosed pursuant to this subsection.

          5G.  Financial Covenants.  Company covenants and agrees that it shall comply with and shall cause each of its Subsidiaries to comply with all covenants contained in the Financial Covenant Rider attached hereto as Schedule 5G (capitalized terms used therein not otherwise defined therein shall have the meanings ascribed thereto herein).

          5H.  Notices.   Company shall promptly give notice to the Purchasers of:

                (i)  the occurrence of any Default or Event of Default of which it is aware under this Agreement, the Senior Loan Agreement or the Term Loan Agreement;

                (ii)  any development or event of which it is aware which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of Company’s chief executive officer, chief operating officer or chief financial officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

        5I.  Parity with Senior Lender.  No Person shall deliver a guarantee to the Senior Agent on behalf of the Senior Lenders to secure payment and performance of the Obligations (as defined in the Senior Loan Agreement) that is not also granted to the Purchasers (as subordinated creditors) to secure payment and performance of the Notes and the other obligations hereunder; provided that any guarantee to the Purchasers shall be subordinated on terms substantially similar to those in guarantees issued in favor of the Purchasers on the date hereof.

          5J.  Inspection of Property; Books and Records; Discussions.  Company shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealing and transactions in relation to its business and activities; and permit representatives of any Purchaser to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers of the Company and its Subsidiaries and with its independent certified public accountants so long as representatives of the Company are given the opportunity to be present.

          5K.  Use of Proceeds.  Company shall use the proceeds of the Senior Loans for ordinary working capital and general corporate purposes (and as described in the recitals to the Senior Loan Agreement) consistent with all applicable laws, statutes, rules and regulations.

Appendix B to the Amendment to
the Securities Purchase Agreement

6.  NEGATIVE COVENANTS

          Company covenants and agrees that it shall not and will not permit any of its Subsidiaries to:

          6A.   Indebtedness and Liabilities.  Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:

                (i)  Indebtedness under this Agreement and the Notes;

                (ii)   Indebtedness (excluding Capital Leases) not to exceed $1,500,000 in the aggregate at any time outstanding;

                (iii)  Indebtedness under Capital Leases (excluding Capital Leases in connection with the New Information System) in existence as of the Closing Date plus an additional $1,000,000 outstanding at any time in the aggregate; provided, however, that amounts of such Indebtedness reduced shall be allowed to be incurred again;

                (iv)  Indebtedness in connection with the New Information System not to exceed $15,000,000 outstanding at any time in the aggregate;

                (v)  (a)  Indebtedness of any Loan Party to any other Loan Party; (b) Indebtedness of any Foreign Subsidiary to any Loan Party to the extent permitted under subsection 6D(vi); (c) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary; (d) Indebtedness of any Loan Party to any Foreign Subsidiary; provided, however, that (1) any inter company Indebtedness of any Loan Party permitted under this subsection 6A(v) shall be subordinated in right of payment to the Obligations under and as defined in the Senior Loan Agreement on terms satisfactory to the Senior Lenders and evidenced by intercompany notes in form and substance satisfactory to the Purchasers, (2) all such intercompany notes shall be endorsed in blank or accompanied by note powers endorsed in blank and pledged and delivered to the Senior Agent, for the benefit of the Agents, Senior Lenders, the Term Loan Administrative Agent and the Term Loan Lenders, (3) at the time any inter company Indebtedness is incurred by any Loan Party pursuant to this subsection 6A(v), and after giving effect thereto, the Loan Parties shall be Solvent; and (4) no Default or Event of Default exists or would occur and be continuing after giving effect to any proposed inter company Indebtedness pursuant to this subsection 6A(v):

                (vi)  Indebtedness of Recoton in an amount not to exceed $5,518,399 plus accrued interest evidenced by a promissory note payable to the United States of America or an agency thereof delivered in settlement of obligations of Recoton arising out of the customs investigation discussed in Recoton's Form 8-K for an event which occurred on July 27, 1999;

                (vii) Indebtedness under the Senior Loan Agreement and the Term Loan Agreement;

                (viii)  Indebtedness under the German Facility; provided, that the terms of the Indebtedness permitted under this subsection 6A(viii) can not be amended, increased, replaced or terminated without the prior written consent of the Purchasers;

                (ix)  Indebtedness existing on the Closing Date and identified on Schedule 7.1 to the Senior Loan Agreement;

                (x)  Indebtedness of the type described in subsection 2.3(C) of the Senior Loan Agreement with respect to the issuance of debt securities of Recoton in a public offering or a private placement and which (1) the Net Securities Proceeds are used to pay down the Senior Debt or the "Obligations" (as such term is defined in the Term Loan Agreement) as set forth in subsection 2.5 of the Term Loan Agreement or as otherwise required pursuant to this Agreement, (2) shall be subordinate to the Senior Loans; (3) the terms and conditions shall be satisfactory to the Purchasers and (4) the documentation shall be satisfactory to the Purchasers;

                (xi)  Indebtedness incurred by STD and its Subsidiaries to the extent supported by Lender Letters of Credit (as defined in the Senior Loan Agreement) and which amount as of the Closing Date is $12,400,000;

                (xii)  Indebtedness with respect to the obligations of Recoton Italy and Recoton UK referred to in subsection 6B(v) and (vi);

                (xiii)  Indebtedness of Recoton Italy with respect to letters of credit that are cash collateralized; and

                (xiv)  Senior Debt and any Permitted Refinancing (as defined in the Subordination Agreement).

Company will not, and will not permit any of its Subsidiaries to, incur any Liabilities except for Indebtedness permitted herein and trade and other payables and expenses arising in the ordinary course of business that are paid in accordance with their prior existing practices.

          6B.  Guaranties.  Guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan or issuance of a letter of credit for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise except for: endorsements of instruments or items of payment for collection in the ordinary course of business;

                (i)  guaranties in existence on the Closing Date and listed on Schedule 7.2 to the Senior Loan Agreement;

                (ii)  guaranties pursuant to this Agreement, the Senior Loan Documents or the Term Loan Documents;

                (iii)  guaranties of the Indebtedness permitted under subsections 6A(ii), (iii) and (iv);

                (iv)  guaranties made in the ordinary course of business by a Loan Party with respect to Recoton Italy's obligations not to exceed in the aggregate $2,000,000 for all of the Loan Parties;

                (v)  guaranties made in the ordinary course of business by a Loan Party with respect to Recoton UK's obligations not to exceed in the aggregate $2,000,000 for all of the Loan Parties;

                (vi)  guaranties made in the ordinary course of business by (a) a Loan Party with respect to obligations of another Loan Party and (b) a Foreign Subsidiary with respect to obligations of a Loan Party or any other Foreign Subsidiary, which obligations in each case are not otherwise prohibited by this Agreement; and

                (vii)  guaranties made by Recoton of the obligations incurred by Recoton Germany under the German Facility.

          6C.  Transfers, Liens and Related Matters.

                (i)  Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any assets of such Person, except that the Company and its Subsidiaries may (a) sell or otherwise dispose of Inventory in the ordinary course of business; (b) sell, transfer or discount without recourse, in the ordinary course of business, accounts receivables arising in the ordinary course of business in connection with the compromise or collection thereof or in connection with the receipt of proceeds under credit insurance; provided, that such proceeds are applied to prepay the Senior Debt in accordance with its terms or as otherwise provided in Section 2.5 of the Term Loan Agreement; (c) sell or otherwise dispose of worn out, obsolete or surplus equipment and fixtures, so long as the Net Proceeds are applied to the prepayment of the Senior Debt in accordance with its terms or as otherwise provided in Section 2.5 of the Term Loan Agreement; (d) subject to the provisions of the Senior Loan Documents, transfer, sell or assign any assets to another Loan Party (including in connection with the dissolution, liquidation or winding up of any Subsidiary set forth on Schedule 7.6 to the Senior Loan Agreement); (e) make other Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in one or a series of related transactions does not exceed $250,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; provided, that trade-ins for which the cash value of such trade-in is applied against the purchase price of new equipment so purchased shall be deemed to be cash; (4) the Net Proceeds of such Asset Disposition are applied to the prepayment of Senior Debt in accordance with its terms or as otherwise provided in Section 2.5 of the Term Loan Agreement; (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayments required above with the proceeds thereof, the Company is in compliance on a pro forma basis with the covenants set forth in the Schedule 5G recomputed for the most recently ended month for which information is available and showing it will be in compliance as of the date thereof and in the future, and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition; and (f) consummate the InterAct International IPO. Notwithstanding anything to the contrary contained herein (x) Recoton shall be permitted to sell its stock (provided that the proceeds thereof shall be applied to the Senior Debt in accordance with its terms); and grant options in accordance with its existing stock option plans and warrants in its reasonable business judgment, (y) InterAct International shall be permitted to sell its stock in accordance with subsection 2.4(B)(6) of the Senior Loan Agreement; and options on the stock of InterAct International may be granted, and stock may be issued upon exercise of such options, to employees and directors of InterAct International as described in Schedule 11.1(C) of the Senior Loan Agreement, and (z) any Subsidiary can sell stock to its parent to the extent permitted by Section 6D(iii), (vii), (viii) and (xiii).

                (ii)  Liens.  Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any assets of such Person or any proceeds, income or profits therefrom.

                (iii)  No Negative Pledges.  Enter into or assume any agreement (other than this Agreement, the Term Loan Documents or the Senior Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

                (iv)  No Restrictions on Subsidiary Distributions to the Company. Except as provided herein, the Senior Loan Agreement or the Term Loan Agreement, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity interest owned by the Company or any Subsidiary of the Company; (2) pay any indebtedness owed to the Company or any other Subsidiary; (3) make loans or advances to the Company or any other Subsidiary; or (4) transfer any of its property or assets to the Company or any other Subsidiary.

          6D.  Investments and Loans.   Make or permit to exist any Investments in any other Person, except:

                (i)  the Company may make and maintain Investments in Cash Equivalents consistent with the cash management system and subject to securities account control agreements in form and substance satisfactory to the Senior Agent;

                (ii)  Foreign Subsidiaries may make and maintain Investments in Cash Equivalents;

                (iii)  (a)  the Company and its Subsidiaries continue loans made to employees and former employees as set forth in Schedule 7.4(c) to the Senior Loan Agreement which loans, after the Closing Date, may not be increased or reborrowed; (b) InterAct International may make loans to employees of InterAct International for the purpose of exercising options to purchase capital stock in InterAct International as described in Schedule 11.1(C) to the Senior Loan Agreement; and (iii) Company and its Subsidiaries may make and maintain additional loans and advances to employees in an aggregate outstanding amount not in excess of $2,000,000 at any time;

                (iv)  the Company and its Subsidiaries may make and maintain extensions of trade credit in the ordinary course of business;

                (v)  the Company and its Subsidiaries may make and maintain Investments existing as of the Closing Date in their respective Subsidiaries as set forth in Schedule 7.4(e) to the Senior Loan Agreement;

                (vi)  after the Closing Date, Loan Parties may make and replenish Investments in:

                     (a) Recoton UK up to $2,000,000 in the aggregate (including guaranties);

                     (b) Recoton Italy up to $2,000,000 in the aggregate (including guaranties); and

                     (c)  Recoton Germany up to $7,000,000 in the aggregate (including guaranties);

                (vii)  each Loan Party may make and maintain additional equity Investments in its Subsidiaries which are Loan Parties;

                (viii)  the Company and its Subsidiaries may make additional equity Investments in existing and new Subsidiaries in connection with the STD Restructuring to the extent permitted under subsection 6K;

                (ix)  Foreign Subsidiaries may make and maintain additional equity Investments in their respective Subsidiaries;

                (x)  the Company and its Subsidiaries may make inter company loans to the extent permitted pursuant to subsection 6A(v);

                (xi)  the Company and its Subsidiaries may make loans and advances to suppliers for the purchase and preparation of Inventory in the ordinary course of business not to exceed $2,000,000 at any one time outstanding; provided that no such loan or advance shall be outstanding for more than 180 days;

                (xii)  InterAct International may make loans to employees of InterAct International for the purpose of exercising options to purchase capital stock in InterAct International as described in Schedule 11.1(C) to the Senior Loan Agreement; and

                (xiii)  debt held by any Loan Party or any of its Subsidiaries in a Subsidiary may be converted to equity of that Subsidiary.

          6E.   Restricted Junior Payments.  (i) Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (a) Subsidiaries of the Company may make Restricted Junior Payments with respect to their common stock or other equity interest which Restricted Junior Payment shall be applied to pay the Senior Debt in accordance with its terms and, after payment in full thereof, the Term Loans, and after payment thereof, the Notes and (b) so long as no Default or Event of Default is occurring or continuing and after giving effect to such payment no Default or Event of Default results, (x) Recoton may repurchase capital stock issued to its employees, directors or consultants and the employees, directors or consultants of its Subsidiaries, in an aggregate amount not to exceed $3,000,000 in cash during the term of this Agreement. Notwithstanding anything to the contrary contained herein, Recoton may repurchase shares of its capital stock which are surrendered by optionees which consideration for repurchase shall be made solely with the issuance of shares of additional stock issued upon the exercise of options granted under Recoton’s stock option plans.

                (ii)  Directly or indirectly pay or prepay any account payables to STD provided, however, so long as no Default or Event of Default has then occurred or is continuing or would be caused thereby, the account payables to STD may be paid on a monthly basis, provided that all the following conditions have been met:

(a) the payment to STD is within normal and customary terms and shall be payment for invoices that have remained unpaid for at least 90 days from the date of issuance;

(b) the amount to be paid shall not be in excess of $25,000,000 per month; and

(c) the amounts to be repaid shall be for account payables with respect to the purchase of Inventory from STD.

          6F.  Restriction on Fundamental Changes.  (i)  Enter into any transaction of merger, amalgamation or consolidation (other than a merger, amalgamation or consolidation among Loan Parties); (ii) other than the Subsidiaries set forth in Schedule 7.6 to the Senior Loan Agreement, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock or other equity interest of any of its Subsidiaries, whether now owned or hereafter acquired other than pursuant to the establishment of Subsidiaries as described in Schedule 7.11 to the Senior Loan Agreement or the liquidation, winding up or dissolution of the Subsidiaries set forth on Schedule 7.6 to the Senior Loan Agreement (provided that, in connection with the transfer of assets or creation of Subsidiaries in connection with the transactions described on Schedule 7.11 to the Senior Loan Agreement, Purchasers shall have received (a) such amendments and counterparts to any guaranties under the Notes as may be requested by Purchasers to bind newly created Subsidiaries or existing Subsidiaries to the terms of such guaranties and the other applicable documents in connection herewith, and (b) copies of organizational documents, resolutions and incumbency certificates of any Persons executing any of the foregoing amendments or counterparts, and such other documents and instruments in connection therewith as may be reasonably requested by Purchasers; all of the foregoing in form and substance reasonably satisfactory to Purchaser); or (iv) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person; provided, however, that any Subsidiary may be merged, amalgamated or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Company that are Guarantors (provided that the wholly owned Subsidiary or Subsidiaries that are Guarantors shall be the continuing or surviving corporations). It is understood and agreed that the InterAct International IPO shall be permitted if the following conditions are met:

           (a)  the Net Securities Proceeds of the InterAct International IPO shall be applied in payment of the Senior Debt pursuant to, and to the extent required by and in accordance with the Senior Loan Agreement;

           (b)  the Company shall deliver a certificate showing pro forma compliance with the financial covenants and Minimum Excess Availability (as defined in the Senior Loan Agreement on the Closing Date) after giving effect to the InterAct International IPO; and

(c) upon the payment in full in cash of the Senior Debt in accordance with subsection 2.4(B)(6) of the Senior Loan Agreement, InterAct International will no longer be a Loan Party.

          6G.   Changes Relating to Subordinated Debt.  Change or amend the terms of any Subordinated Debt (including guaranties thereof) if the effect of such amendment is an attempt to: (i) increase the interest rate on such Indebtedness; (ii) change the dates upon which payments of principal or interest are due on such Indebtedness; (iii) change any event of default or add any covenant with respect to such Indebtedness; (iv) change the payment or amendment and modification provisions of such Indebtedness; (v) change the subordination provisions thereof; or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Company, any of its Subsidiaries or the Purchasers.

          6H.   Transactions with Affiliates.  Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of the Company’s business and upon fair and reasonable terms and except for the transactions set forth in subsection 6D(iii) on terms which are no less favorable to the Company than it would obtain in a comparable arm’s length transaction with an unaffiliated Person.

          6I.   Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by the Company or its Subsidiaries on the Closing Date or those in or directly related to the consumer electronics industry.

          6J.   Tax Consolidations.  File or consent to the filing of any consolidated income tax return with any Person other than any of its Subsidiaries, or any Guarantor, provided that in the event the Company files a consolidated return with any such Person, the Company’s contribution with respect to taxes as a result of the filing of such consolidated return shall not be greater, nor the receipt of tax benefits less, than they would have been had the Company not filed a consolidated return with such Person.

          6K.   Subsidiaries.  Other than the Subsidiaries set forth on Schedule 6K, establish, create or acquire any new Subsidiaries.

          6L.   Fiscal Year; Tax Designation.  Change its Fiscal Year; or elect to be designated as an entity other than a C corporation as defined in the IRC.

          6M.   Sale-Leasebacks.  Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

          6N.   Inactive Subsidiaries.  With respect to each of the Inactive Subsidiaries (as defined in the Senior Loan Agreement as of the Closing Date), conduct any business, acquire any assets or otherwise become liable for any obligation except for nominal amounts as may be required to liquidate, wind-up or dissolve such Inactive Subsidiaries.

          6O.   Parity with Senior Lender.  Neither the Company nor its Subsidiaries shall grant any security interest in property or deliver a guarantee to any Purchaser, the Term Loan Administrative Agent, on behalf of the Term Loan Lenders, or to any Term Loan Lender to secure payment and performance of the Notes and the obligations thereunder or to Obligations (as defined in the Term Loan Agreement) that is not also granted to the Senior Agent on behalf of the Senior Lenders to secure payment and performance of the Obligations (as defined in the defined in the Senior Loan Agreement).

Appendix C to the Amendment to
the Securities Purchase Agreement

                (i)  Payment.  Failure to make payment of (x) the principal with respect to any Note within five (5) days after such amount becomes due in accordance with this Agreement, or (y) interest with respect to any Note or any other obligation pursuant to this Agreement, any Note or any Subsidiary Guaranty within fifteen (15) days after such amount becomes due in accordance with this Agreement, such Note or such Subsidiary Guaranty; or

                (ii)  Default in Other Agreements.  (1) Failure of the Company or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than as set forth in subsection 7A(i) hereof) or (2) breach or default of the Company or any of its Subsidiaries with respect to any Indebtedness (other than as set forth elsewhere in this subsection 7A), if such failure to pay, breach or default entitles the holder or trustee to cause such Indebtedness having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity in each case regardless of whether such default is waived or such right is exercised by such holder or trustee; or

                (iii)  Breach of Certain Provisions. Failure of the Company to perform or comply with any term or condition contained in paragraphs (A), (B), (C) and (K) of Schedule 5A or subsections 5B, 5C or 5G or contained in Section 6 or Schedule 5G; or

                (iv)  Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party herein or in any statement or certificate at any time given by such Person in writing pursuant or in connection herewith is false in any material respect on the date made; or

                (v)  Other Defaults.  Any Loan Party defaults in the performance of or compliance with any term contained in this Agreement, any Note or any Subsidiary Guaranty and such default is not remedied or waived within 15 days after receipt by such Loan Party of notice from any Purchaser of such default (other than occurrences described in other provisions of this subsection 7A, for which a different grace or cure period is specified, or, if no grace or cure period is specified, constitute immediate Events of Default); or

                (vi)  Change in Control.  (1) Any Person (other than Robert L. Borchardt and/or any trust established by him) or "group" within the meaning of Section 13(d) or 14(d) of the Exchange Act (other than a group controlled by Robert L. Borchardt or any trust established by him) (a) shall have acquired beneficial ownership of 20% or more of any outstanding class of capital stock having ordinary voting power in the election of directors of Recoton or (b) shall obtain the power (whether or not exercised) to elect a majority of Recoton's directors, (2) the Board of directors of Recoton shall not consist of a majority of Continuing Directors ("Continuing Directors" means the directors of Recoton as of the Closing Date and each other director, if such director's nomination for election to the Board of Directors of Recoton is recommended by a majority of then Continuing Directors), (3) Recoton ceases to own, directly or indirectly, 100% of the other Borrowers (as such term is defined in the Term Loan Agreement), Recone or Recoton Canada other than with respect to options to acquire InterAct International stock and (4) Robert L. Borchardt or any trust established by him shall cease to beneficially own and control 4% of the outstanding capital stock of Recoton.

                (vii)  Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to any Loan Party or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, reorganization, insolvency, receivership or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial or state law; or (2) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (a) an involuntary case, petition or proceeding is commenced against any Loan Party or any of its Subsidiaries, under any applicable bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity); or (b) a receiver, receiver-manager, administrator, manager, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of their respective property, is appointed; or

                (viii)  Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) Any Loan Party or any of its Subsidiaries commences a voluntary petition, proceeding or case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity), or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, receiver-manager, administrator, manager, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 7A(viii); or (4) any Loan Party or any of its Subsidiaries is unable, or admits in writing its inability to pay its debts as they mature, or commits any other act of bankruptcy; or

                (ix)  Liens.  Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any assets of any Loan Party or any of its Subsidiaries by the United States or any foreign government or any department or instrumentality thereof or by any federal, state, provincial, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within 10 days; or

                (x)  Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $2,000,000 or (2) an amount in the aggregate at any time in excess of $2,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, but in any event not later than 5 days prior to the date of any proposed sale thereunder; or

                (xi)  Dissolution.  Any order, judgment or decree is entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or winding up or split up of such Loan Party or that Subsidiary and such order remains undischarged or unstayed for a period in excess of 20 days, but in any event not later than 5 days prior to the date of any proposed dissolution or winding up or split up; or

                (xii)  Solvency.  The Loan Parties cease to be Solvent or admit in writing their present or prospective inability to pay their debts as they become due; or

                (xiii)  Injunction.  Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency (including, but not limited to, those of any foreign country) from conducting all or any material part of the business of the Company's and its Subsidiaries, on a consolidated basis, and such order continues for 30 days or more; or

                (xiv)  Invalidity of this Agreement, Etc.  This Agreement, any Note or any Subsidiary Guaranty for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability thereunder, or gives notice to such effect; or

                (xv)  [Intentionally Omitted]; or

                (xvi)  Strike, Etc.  Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than ten consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or.

                (xvii)  Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or.

                (xviii)  [Intentionally Omitted]; or

                (xix)  Currency Controls.  There are controls on payments imposed by a Governmental Authority which interfere with the payment of obligations hereunder, any Note or any Subsidiary Guaranty;

                (xx)  Environmental Matters.  Except as to any of the following for which such Loan Party has provided timely notice and has been granted a reasonable period to cure (but only for the duration of such cure period): (i) Any Environmental Claim shall have been asserted against a Loan Party which could reasonably be expected to have a Material Adverse Effect, (ii) any Release or threatened Release of any Hazardous Materials on, under or affecting any real estate shall have occurred, and such event could reasonably form the basis of an Environmental Claim against a Loan Party which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, or (iii) a Loan Party shall have failed to obtain any governmental authorization necessary under any Environmental Law for the management, use, control, ownership or operation of its business or any of the real estate or any such governmental authorization shall be revoked, terminated, modified, or otherwise cease to be in full force and effect, in each case, if the existence of such condition could reasonably be expected to have a Material Adverse Effect; or

                (xxi)  Employee Benefit Plans.  There occurs one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $500,000; or

                (xxii)  Resignation of Borrowers' Accountants.  The Company's Accountants shall resign because of impropriety or irregularity in the conduct of the Loan Parties or their Subsidiaries.

Appendix D to the Amendment to
the Securities Purchase Agreement

          "Agents":   the "Agents" as defined in the Senior Loan Agreement on the Closing Date and their successors and assigns.

          "Affiliate":   any Person (other than the Purchasers): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party, (b) directly or indirectly owning or holding 10% or more of any equity interest in the Company; (c) 10% or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by the Company; or (d) which has a senior officer who is also a senior officer of the Company. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

          "Asset Disposition":   the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of the Company or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

          "Capital Expenditures":  all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to the purchase or acquisition of any fixed assets or improvements recorded as an asset in conformity with GAAP.

          "Capital Lease":  any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

          "Cleanup":   all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

          "Closing Date":  October 31, 2000.

          "Commission"   means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

          "Company Accountants":  means the independent certified public accountants selected by Company and its Subsidiaries as its auditors and reasonably acceptable to Purchasers and Senior Agent, which selection shall not be modified during the term of this Agreement without Purchasers’ and Senior Agent’s prior written consent. It is understood and agreed that the "Big Five" independent certified public accountants shall be deemed acceptable and therefore no such written consent shall be necessary.

          "Consolidated Intangibles":  as of any date of determination, all assets of the Company and its Subsidiaries, determined on a consolidated basis at such date, that are generally classified as intangibles, including without limitation, goodwill, trademarks, patents and copyrights.

          "Consolidated Net Worth":  as of any date of determination, all amounts which would be included under shareholders equity on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis at such date in accordance with GAAP.

          "Consolidated Tangible Net Worth":  as of any date of determination, the excess, if any, of Consolidated Net Worth less Consolidated Intangibles as at such date subtracting the net write-up or adding back the net write-down since June 30, 2000 in the book value of assets resulting from the revaluations arising out of foreign currency valuations in accordance with GAAP.

          "EBITDA": for any period, without duplication, the total of the following for Company and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; plus, to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued; (b) interest expenses, net of interest income, paid or accrued; (c) amortization and depreciation; (d) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business) and (e) the yield maintenance fee resulting from the repayment of indebtedness on the Closing Date; less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than majority-owned Subsidiaries of the Company) in which the Company or a majority-owned Subsidiary of the Company has an ownership interest except to the extent such income is received by the Company or such majority-owned Subsidiary in a cash distribution during such period; (b) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses.

            "Employee Benefit Plan":  any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding 6 years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

          "Environmental Claim":  any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Law":  all federal, state, provincial, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.

          "ERISA":  the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "ERISA Affiliate":  as applied to any Loan Party, any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the Code. Any former ERISA Affiliate of a Loan Party shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party could be liable under the Code or ERISA.

          "ERISA Event":  (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation); (ii) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (iii) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (iv) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or (v) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

          "Fiscal Year":  each twelve month period ending on the last day of December in each year.

          "Fiscal Year-To-Date":  all completed fiscal quarters within each Fiscal Year of any determination date.

          "Fixed Charge Coverage":  for any period, EBITDA less Capital Expenditures (excluding expenditures with respect to the New Information System) divided by Fixed Charges.

          "Fixed Charges": for any period, and each calculated for such period (without duplication), (a) Interest Expense of Company and its Subsidiaries; plus (b) scheduled payments of principal with respect to all Senior Loans of Company and its Subsidiaries; plus (c) income and franchise taxes paid in cash by Recoton and its Subsidiaries on a consolidated basis.

          "Foreign Subsidiary":  any Subsidiary (other than Recoton Canada) that is not incorporated or organized in the United States of America, any state thereof or in the District of Columbia.

          "German Facility":  means the DM 50,000,000 financing arrangement between Recoton Germany and its Subsidiaries and Heller Bank A.G or, if such facility is not renewed during the term of this Agreement, a replacement facility on terms and pursuant to documentation substantially consistent with those in existence on the date hereof and otherwise reasonably satisfactory to the Agents and the Requisite Lenders (as defined in the Senior Loan Agreement).

          "Governmental Authority":  any nation or government, any state, province or any other political subdivision of any of the foregoing and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Material":  all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.ss.300.5, or defined as such by, or regulated as such under, any Environmental Law.

          "Hedge Agreements":  all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "Indebtedness":   as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the credit of that Person; (f) obligations in respect of letters of credit; (g) all obligations under Hedge Agreements, including, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date and (h) any amounts due to the U.S. Customs Service pursuant to the outstanding note.

          "InterAct International":  InterAct International Inc., a Delaware corporation, and its Subsidiaries.

          "InterAct International IPO":  an underwritten public offering of common stock made by InterAct International pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

          "Interest Expense":  without duplication, for any period, the following on a consolidated basis, for the Company and its Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated by this Agreement and the Related Agreements (as defined in the Senior Loan Agreement) which have been capitalized as transaction costs in accordance with the provisions thereof; and (ii) interest paid in kind).

          "IRC"   means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "Lien":   means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Loan Party":  any Person party to this Agreement, a Note or a Subsidiary Guaranty.

          "Material Adverse Effect":  (i) any material adverse effect on the business, financial position, results of operations or prospects of the Company and its Subsidiaries, considered as a whole, (ii) any material impairment of the legality, validity and enforceability of this Agreement, any Note or any Subsidiary Guaranty, or the rights and remedies of the Purchasers, or (iii) any material impairment of the Loan Parties’ ability to perform their obligations under this Agreement, any Note or any Subsidiary Guaranty.

          "Multiemployer Plan":  any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          "Net Proceeds":  (a) with respect to any Asset Disposition constituting a casualty or condemnation, the insurance or condemnation proceeds received in connection therewith net of any expenses, if any, incurred by Purchasers in the collection or handling thereof and (b) with respect to any other Asset Disposition, the proceeds received in connection therewith net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Company or any of its Subsidiaries in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, (iii) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.

          "Net Securities Proceeds":  the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the issuance of Securities of or incurrence of Indebtedness by the Company or its Subsidiaries.

          "New Information System":  the enterprise resource planning system consisting of licensed software, purchased or leased hardware, consulting services and related expenses which Recoton and its Subsidiaries are in the process of contracting for and implementing.

          "1997 Note Purchase Agreements":  collectively, the separate Note Purchase Agreements, each dated January 6, 1997, between Recoton and each of the purchasers named in Annex 1 thereto as amended, supplemented or modified prior to the closing of the transactions contemplated hereunder.

          "1998 Note Purchase Agreement":  the Note Purchase Agreement, dated as of September 1, 1998, between Recoton and the purchaser named in Annex 1 thereto as amended, supplemented or modified prior to the closing of the transactions contemplated hereunder.

          "Permitted Encumbrances":  the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Company or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent and that attach only to Real Estate, inventory and equipment; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (d) easements, rights-of-way, zoning restrictions, licences and other similar charges or encumbrances affecting the use of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the Indebtedness secured by any such Lien is permitted under subsection 6A, and (ii) such Lien encumbers only the asset so purchased; (f) Liens in favor of the Senior Agent, on behalf of the Agents, Senior Lenders, the Term Loan Administrative Agent and the Term Loan Lenders; (g) Liens on deposits on other property of the Company or any Subsidiary to secure up to $500,000 of insurance obligations incurred in the ordinary course of business; (h) Liens on the Inventory of the Company or any of its Subsidiaries that is consigned in an aggregate amount not to exceed $500,000 at any one time outstanding; (i) any interest or title of a lessor or sublessor under any real property lease not prohibited by this Agreement; (j) Liens set forth on Schedule 1.1(B) to the Senior Loan Agreement; and (k) Liens arising in respect of judgments in an aggregate amount of less than $2,000,000 at any one time outstanding in circumstances not constituting a Default or an Event of Default.

          "Person":   natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Projections":   the Company’s forecasted: (a) balance sheets; (b) profit and loss statements; (c) cash flow statement; and (d) statements of shareholders equity all prepared in accordance with clause L of the Reporting Rider set forth on Schedule 5A, and based upon good faith estimates and assumptions by the Company believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

          "Real Estate":  as such term is defined in subsection 4.5 to the Senior Loan Agreement.

          "Recoton":  the Company.

          "Recoton Canada":  Recoton Canada Ltd., an Ontario corporation.

          "Recoton Germany":  Recoton German Holdings GmbH, a corporation organized under the laws of the Federal Republic of Germany.

          "Recoton Italy":  Recoton Italia s.r.l., a corporation incorporated under the laws of Italy.

          "Recoton UK":   Recoton (UK) Limited, a corporation incorporated under the laws of England and Wales.

          "Regulation T":  Regulation T of the Board as in effect from time to time.

          "Regulation U":  Regulation U of the Board as in effect from time to time.

          "Regulation X":  Regulation X of the Board as in effect from time to time.

          "Release":   any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          "Restricted Junior Payment":  (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared or any properly and legally declared dividend which is not paid in cash; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of stock of the Company or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by the Company or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate other than a Loan Party, whether pursuant to a management agreement or otherwise in excess of $100,000 as to any Person per Fiscal Year, or in excess of $250,000 in the aggregate in any Fiscal Year (it being understood that fees paid to directors of Recoton for services as directors or on committees of the Board are not considered as management, consulting or similar fees).

          "Securities":   stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act"  means (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder and (ii) the Securities Act (Ontario), as amended, and the rules and regulations promulgated thereunder.

          "Senior Agent":  Heller Financial, Inc. and its successors and assigns.

          "Senior Lenders":   the financial institutions from time to time party to the Senior Loan Agreement.

          "Senior Loan Agreement":  the Loan Agreement dated as of the Closing Date, among Recoton and the other Borrowers (as defined therein), Heller Financial, Inc. and General Electric Capital Corporation as agents and the financial institutions from time to time party thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Subordination Agreement.

          "Senior Loan Documents":  the "Loan Documents" as defined in the Senior Loan Agreement.

          "Senior Loans":   the "Loans" as defined in the Senior Loan Agreement.

          "Solvent":   with respect to the Loan Parties on a consolidated basis that they (a) own assets the fair salable value of which are greater than the total amount of their liabilities (including contingent liabilities); (b) have capital that is not unreasonably small in relation to their business as presently conducted or any contemplated or undertaken transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

          "STD":  STD Holdings Limited, a corporation organized under the laws of Hong Kong.

          "STD Restructuring":  the restructuring of InterAct International and the subsidiaries of STD as set forth in Schedule 11.1(C) to the Senior Loan Agreement.

          "Subordinated Debt":  any debt which by its terms is subordinate and junior in right of payment to the Notes.

          "Subordination Agreement":  means that certain Subordination and Intercreditor Agreement, dated as of the date hereof, among the Loan Parties, Heller Financial, Inc. in its capacity as administrative agent on behalf of Agents and Senior Lenders, Senior Agent and the Term Loan Lenders (as Subordinated Creditors).

          "Subsidiary":   means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

          "Term Loan Agreement":  the Term Loan Agreement dated as of the Closing Date, as amended, supplemented, restated or otherwise modified from time to time, among the Company, the banks and financial institutions from time to time party thereto and The Chase Manhattan Bank, as administrative agent.

          "Term Loan Administrative Agent":  the "Administrative Agent" as such term is defined in the Term Loan Agreement.

          "Term Loan Lenders":  the "Lenders" as such term is defined in the Term Loan Agreement.

Schedule 5A to the Amendment to
the Securities Purchase Agreement

REPORTING RIDER

                (A)  Monthly Financials.  (i) As soon as available and in any event no later than thirty (30) days after the end of each April, May, July, August, October and November, Company will deliver to Purchasers (1) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                     (ii)  As soon as available and in any event no later than sixty (60) days after the end of each January and February, Company will deliver to Purchasers (1) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                     (iii)  No later than ten (10) days after the submission of the monthly financial statements required under clauses A (i) and A (ii) above, Company will deliver to Purchasers a statement of cash flow from the beginning of the then current Fiscal Year to the end of such month. Unless otherwise requested by the Purchasers there will not be a required submission of monthly financials for any month that ends on a calendar quarter.

                (B)  Quarterly Financials.  (i) As soon as available and in any event no later than forty-six (46) days (or if the 45th day is not a Business Day, the day immediately succeeding the date on which the SEC filing for such period is due) after the end of each of the first three calendar quarters of a Fiscal Year, Company will deliver to Purchasers (1) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such quarter of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                     (ii)  As soon as available and in any event no later than sixty-five (65) days after the end of the fourth calendar quarter of a Fiscal Year, Company will deliver to Purchasers the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                     (iii)  Together with the delivery of all financial statements pursuant to clause (B)(i), Company shall deliver an officer's certificate executed by the chief executive officer, the chief financial officer or the chief operating officer certifying that Borrowers' Accountants (as such term is defined in the Senior Loan Agreement) have reviewed all such Quarterly Financials.

                (C)  Year-End Financials.  As soon as available and in any event no later than ninety-one (91) days (or if the 90th day is not a Business Day, the day immediately succeeding the date on which the SEC filing for such period is due) after the end of each Fiscal Year, Company will deliver to Purchasers: (1) the consolidated balance sheet of Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the consolidated outstanding Indebtedness of Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from Borrowers' Accountants, which report shall be unqualified as to going concern and scope of audit of Company and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with accounting principles generally accepted in the United States of America and (b) that the examination by Borrowers' Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Company and its Subsidiaries, including (a) consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year showing inter company eliminations and (b) related consolidating statements of income of Company and its Subsidiaries showing inter company eliminations.

                (D)  Accountants' Certification and Reports.  Together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to paragraph (C) above, Company will deliver a written statement by Borrowers' Accountants stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof. Promptly upon receipt thereof, Company will deliver to Purchasers copies of all significant reports submitted to the Company by Borrowers' Accountants in connection with each annual, interim or special audit of the financial statements of the Company made by Borrowers' Accountants, including the comment letter submitted by Borrowers' Accountants to management in connection with their annual audit.

                (E)  Compliance Certificate.  (i) Together with the delivery of each set of financial statements referenced in clauses (B)(i) and (C) above, Company will deliver to Purchasers a Compliance Certificate in substantially the form attached to the Senior Loan Agreement and addressed to each of the purchasers (the "Compliance Certificate"), including copies of the calculations and work-up employed to determine the Company's compliance or noncompliance with the financial covenants set forth in the Financial Covenants Rider. Together with the delivery of each set of financial statements referenced in clauses (A), (B)(i) and (C) above, Company will confirm in the Compliance Certificate that the accounts payables to third parties have been paid for the last ninety (90) days in the ordinary course of business consistent with historical customary payment practices and that the Company is in compliance with all other covenants in the Loan Agreement.

                (F)  [Intentionally Omitted].

                (G)  [Intentionally Omitted].

                (H)  Management Report.  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to paragraphs (B) and (C) above, Company will deliver to Purchasers the corresponding form 10-Q or 10-K, as the case may be, which forms will include management's analysis of the Company's financial performance on both a consolidated basis and by business segment. Management will also provide a report comparing the financial results for the quarter than ended to the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Purchasers pursuant to paragraph (L) below and discuss the reasons for any significant variations. The information above shall be certified by the chief financial officer, chief operating officer or chief executive officer of Company and shall be presented in summary comparison form on a consolidated basis setting forth the differences in actual and projected revenue, gross profit, operating expenses and net income for such period. At the request of the Purchasers, Company will provide a detailed comparison of the foregoing information within thirty (30) days of such request.

                (I)  [Intentionally Omitted].

                (J)  Government Notices.  Promptly after the receipt thereof, Company will deliver to Purchasers copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or the Company's or non-payment of any taxes including any tax audit if the failure to timely comply or respond to any such notices, requests, subpoenas, inquiries or other writings would give such governmental agency the right to seek to impose a lien on or take other action with respect to any of the Company's assets.

                (K)  Events of Default, etc.  Promptly upon an executive officer of Company obtaining knowledge of any of the following events or conditions, Company shall deliver to Purchasers a certificate of Company's chief executive officer, chief operating officer or chief financial officer specifying the nature and period of existence of such condition or event and what action the Company has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; or (2) any Material Adverse Effect.

                (L)  Debt and Equity Notices.  As soon as practicable, Company will deliver to Purchasers copies of all material written notices given or received by any Loan Party with respect to any Debt or capital stock or equity interest of such Loan Party, and, within two Business Days after any Loan Party obtains knowledge of any matured or unmatured event of default with respect to any Debt, notice of such event of default.

                (M)  Projections.  As soon as available and in any event no later than the end of each Fiscal Year of the Company, Company will deliver to Purchasers Projections for the Company and its Subsidiaries for the forthcoming Fiscal Year. Projections for the forthcoming Fiscal Year shall be on a month by month basis and on a consolidated and consolidating bases. As soon as available and in any event no later than thirty (30) days after the end of each Fiscal Year of the Company, Company will deliver to Purchasers Projections for the remaining Fiscal Years through the maturity of the Loans which Projections shall be on consolidated, annual, and year by year bases.

                (N)  Litigation.  Promptly upon learning thereof, Company will deliver to Purchasers in writing notice of any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $2,000,000,(ii) seeks injunctive relief, (iii) is asserted or instituted against any Employee Benefit Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any Employee Benefit Plan, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Claims or (vi) involves any product recall.

                (O)  [Intentionally Omitted].

                (P)  SEC Filings and Press Releases.  Promptly upon their becoming available, Company will deliver to Purchasers copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person.

                (Q)  Other Information.  With reasonable promptness, Company will deliver to Purchasers such other information and data as Purchasers may reasonably request from time to time.

                (R)  [Intentionally Omitted].

                (S)  ERISA Matters.  Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, Company will deliver to Purchasers a written notice specifying the nature thereof, what action any Loan Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto.

                (T)  Inspection.  Company shall permit Purchasers and any authorized representatives designated by Purchasers to visit and inspect any of the properties of Company and its Subsidiaries, including their financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, at such reasonable times during normal business hours and as often as may be reasonably requested.

Schedule 5G to the Amendment to
the Securities Purchase Agreement

FINANCIAL COVENANTS RIDER

          A.  Consolidated Tangible Net Worth.  Recoton and its Subsidiaries shall attain a Consolidated Tangible Net Worth in the amounts set forth below at the end of each quarter of a Fiscal Year set forth below:

          Fiscal Quarter Ending                   Amount
          December 31, 2000                  $76,500,000
          March 31, 2001                     $76,750,000
          June 30, 2001                      $75,000,000
          September 30, 2001                 $76,500,000
          December 31, 2001                  $92,500,000
          March 31, 2002                     $90,000,000
          June 30, 2002                      $87,500,000
          September 30, 2002                 $89,000,000
          December 31, 2002                 $110,250,000
          March 31, 2003                    $107,750,000
          June 30, 2003                     $105,250,000

          B.  Minimum EBITDA.  Recoton and its Subsidiaries, on a consolidated basis, shall attain a minimum EBITDA in the amounts set forth below for each quarter of a Fiscal Year and for any trailing four quarters period ending on the last day of each month during the periods set forth below:

                                    Amount for              Amount for Trailing
         Fiscal Quarter Ending      Fiscal Quarter            Four Quarters
         December 31, 2000          $21,000,000               $45,000,000
         March 31, 2001             $3,500,000                $41,500,000
         June 30, 2001              $6,000,000                $40,500,000
         September 30, 2001        $12,250,000                $43,500,000
         December 31, 2001         $29,250,000                $51,500,000
         March 31, 2002             $4,000,000                $51,750,000
         June 30, 2002              $6,750,000                $52,500,000
         September 30, 2002        $13,500,000                $53,500,000
         December 31, 2002         $32,250,000                $56,500,000
         March 31, 2003             $4,000,000                $56,750,000
         June 30, 2003              $7,000,000                $57,000,000

Notwithstanding anything to the contrary contained herein, if the actual result for an individual Fiscal Quarter ending March 31, June 30, or September 30 does not meet the required minimum for such Fiscal Quarter but the Fiscal Year-To-Date EBITDA results as of the Fiscal Quarter then ended meets or exceeds the required minimum EBITDA for the Fiscal Year-To-Date including that same period, as outlined above, the Company will remain in compliance with respect to the column headed "Amount For Fiscal Quarter". Under no circumstance, however, shall Recoton and its Subsidiaries, on a consolidated basis, fail to attain a minimum EBITDA of $21,000,000 for Fiscal Quarter ending December 31, 2000, $29,250,000 for Fiscal Quarter ending December 31, 2001 and $32,250,000 for Fiscal Quarter ending December 31, 2002.

          C.  Capital Expenditure Limits.  The aggregate amount of all Capital Expenditures (excluding expenditures with respect to the New Information System), Capital Leases with respect to fixed assets of Company and its Subsidiaries (which shall be considered to be expended in full on the date such Capital Leases are entered into) and other contracts with respect to fixed assets initially capitalized on the Company’s or any Subsidiary’s balance sheet prepared in accordance with GAAP (which shall be considered to be expended in full on the date such contract is entered into) (excluding, in each case, expenditures for trade-ins and replacement of assets to the extent funded with casualty insurance proceeds) will not exceed the amount set forth below for each period set forth below. The amounts set forth below not made in any period set forth below may be carried over for one year only to the next period provided, however, any carried-over amount will be deemed used only after all otherwise permitted amounts for that period have been used:

        Period                                                  Amount
        October 31, 2000 to December 31, 2000                $3,000,000
        January 1, 2001 to December 31, 2001                 $8,000,000
        January 1, 2002 to December 31, 2002                 $8,000,000
        January 1, 2002 to December 31, 2003                 $8,000,000

          D.  Fixed Charges Coverage.  Recoton and its Subsidiaries, on a consolidated basis, shall not permit the Fixed Charges Coverage for any period ending on the last day of each quarter during the periods set forth below to be less than the amount set forth below for such periods:

                                            Ratio for Trailing
         Fiscal Quarter Ending              Four Quarter Period
         December 31, 2000                     1.0 to 1.0
         March 31, 2001                        1.0 to 1.0
         June 30, 2001                         1.0 to 1.0
         September 30, 2001                    1.0 to 1.0
         December 31, 2001                     1.1 to 1.0
         March 31, 2002                        1.1 to 1.0
         June 30, 2002                         1.1 to 1.0
         September 30, 2002                    1.0 to 1.0
         December 31, 2002                     1.0 to 1.0
         March 31, 2003                        1.0 to 1.0
         June 30, 2003                         1.0 to 1.0